Exhibit 4.59

DATED          January 23,          2011
CHINA UNICOM (HONG KONG) LIMITED
AND
TELEFÓNICA S.A.
AGREEMENT TO ENHANCE THE
STRATEGIC ALLIANCE

- i -

THIS AGREEMENT is made on           January 23,           2011
BETWEEN:
(1)	CHINA UNICOM (HONG KONG) LIMITED, a company incorporated in Hong Kong and having its registered office at 75th Floor, The Center, 99 Queen’s Road Central, Hong Kong (“China Unicom”); and
(2)	TELEFÓNICA, S.A., a company incorporated in Spain, whose registered office is at Gran Via 28, 28013 Madrid, Spain (“Telefónica”).
WHEREAS:
(A)
China Unicom is a leading company in the global telecommunications providing full service telecommunications services in the People’s Republic of China (the “PRC”) and is listed on the New York Stock Exchange and the Hong Kong Stock Exchange. Through its Affiliates, China Unicom is engaged in GSM and WCDMA cellular business in 31 provinces, autonomous regions and municipalities in the PRC, the provision of international and domestic long distance calls, domestic telephone services, Internet services, data communications, and other related value-added telecommunications services. China Unicom has also established business organisations engaging in related international businesses in Hong Kong, the United States, Japan and Europe.

(B)
Telefónica is a leading integrated telecommunications company providing fixed and mobile services with presence in 25 countries and is listed on the Spanish Stock Exchange, the New York Stock Exchange, the London Stock Exchange, the Tokyo Stock Exchange, the Buenos Aires Stock Exchange, the Sao Paulo Stock Exchange and the Lima Stock Exchange.

(C)	As at the date of this Agreement, Telefónica owns 1,972,315,708 shares in China Unicom, representing approximately 8.37% of China Unicom’s issued share capital.
(D)
As at the date of this Agreement, China Unicom owns 40,730,735 shares in Telefónica, representing approximately 0.892% of Telefónica’s issued share capital which China Unicom acquired pursuant to the Subscription Agreement entered into by Telefónica and China Unicom on 6 September 2009.

(E)
On 6 September 2009 China Unicom and Telefónica entered into the Strategic Alliance Agreement (the “Strategic Alliance Agreement”). The parties are satisfied with the development of their strategic alliance and cooperation and desire to further enhance their strategic alliance and cooperation through a further mutual investment in the shares of each other on the terms provided herein.

THE PARTIES AGREE as follows:
1.	INTERPRETATION

1.1	In this Agreement:
“Affiliate” means, with respect to a Party, any person which directly or indirectly controls, is controlled by or is under common control with such party, where “control” means the power to direct the management and policies of the controlled person through the holding of the majority of the voting rights of the controlled person or the ability to appoint more than half of the members of the board of directors (or its equivalent) of the controlled person;

“Business Day” means a day other than a Saturday, Sunday or public holiday in Hong Kong, Beijing and Madrid;
“China Unicom Acquisition” has the meaning given to that term in Clause 4.1;
“China Unicom Board” means the board of directors of China Unicom from time to time;
“China Unicom Board Approval Date” means 21 January 2011, the date on which the China Unicom Board passes a resolution approving the China Unicom Acquisition;
“China Unicom Nominee Director” has the meaning given to that term in Clause 7.1;
“China Unicom Ordinary Shares” means the ordinary shares of HK$0.10 each in the capital of China Unicom and listed on the Hong Kong Stock Exchange;
“Date of Completion” means the date specified in Clause 4.2;
“Dispute” has the meaning given to that term in Clause 11.2;
“EUR” and “€” means Euro, the single currency of member states of the European Communities that adopt or have adopted the Euro as their lawful currency under the legislation of the European Community for Economic Monetary Union;
“HK$” means Hong Kong dollars, the lawful currency of Hong Kong;
“Hong Kong” means the Hong Kong Special Administrative Region of the PRC;
“Hong Kong Stock Exchange” means The Stock Exchange of Hong Kong Limited;
“Listing Rules” means the Rules Governing the Listing of Securities on The Stock Exchange of Hong Kong Limited, as amended from time to time;
“Notice” means a notice to be given pursuant to the terms of this Agreement, and shall be construed in accordance with Clause 10;
“Parties” means China Unicom and Telefónica and “Party” means either of them;
“Spanish Stock Exchange” means the Madrid, Barcelona, Bilbao and Valencia Stock Exchanges as connected through Spanish Continuous Market (Mercado Continuo);
“Telefónica Acquisition” has the meaning given that in Clause 3.1;
“Telefónica Board” means the board of directors of Telefónica from time to time;
“Telefónica Ordinary Shares” means the ordinary shares of EUR1.00 each in the capital of Telefónica and listed on the Spanish Stock Exchange;

“Telefónica Price Per Share” means EUR 17.16, being the arithmetic average (rounded to two decimal places) of each of the closing prices per Telefónica Ordinary Share, as shown on the Bloomberg Screen by the ticker “TEF SM Equity HP” for the 30 consecutive days in which the Telefónica Ordinary Shares are traded on the Madrid Stock Exchange immediately preceding (and including) 14 January 2011;
“Telefónica Shares” means Telefónica Ordinary Shares and/or Telefónica Treasury Shares, as the case may be;
“Telefónica Treasury Shares” means Telefónica Ordinary Shares repurchased by and held in treasury by Telefónica itself; and
“USD” means United States dollars, the lawful currency of the United States.
1.2	In this Agreement, a reference to:
1.2.1
a “person” includes, without limitation, a reference to any individual, firm, company, corporation or other body corporate, government, state or agency of a state or any joint venture, association or partnership, trade union or employee representative body (whether or not having a separate legal personality);

1.2.2	a “Clause” or “Schedule”, unless the context otherwise requires, is a reference to a clause of, or a schedule to, this Agreement;
1.2.3	unless the context otherwise requires, the singular shall include the plural and vice versa; and
1.2.4
any legal term under the laws of Hong Kong for any action, remedy, method of judicial proceeding, legal document, legal status, court, official or any legal concept or thing shall in respect of any jurisdiction other than Hong Kong be deemed to include what most nearly approximates in that jurisdiction to the Hong Kong legal term and a reference to any Hong Kong statute or ordinance shall be construed so as to include equivalent or analogous laws of any other jurisdiction.

1.3	The headings in this Agreement do not affect its interpretation.

2.	ENHANCEMENT OF STRATEGIC ALLIANCE
2.1
Since signing of Strategic Alliance Agreement in September 2009, Telefónica and China Unicom have made progress in the areas of cooperation, in particular, the procurement, expansion of and service to MNCs, coordination and cooperation in international telecommunications organisations, network design and optimization, joint management training.

2.2
By signing this Agreement, both Parties have agreed to enhance their Strategic Alliance, and to deepen the cooperation in procurement, mobile service platforms, service to MNCs, wholesale carriers, roaming, technology/R&D, international business development, cooperation and Sharing of Best Practices.

3.	ACQUISITION OF CHINA UNICOM ORDINARY SHARES BY TELEFÓNICA

3.1
Telefónica shall, directly or through any of its Affiliates, purchase such number of China Unicom Ordinary Shares for the aggregate consideration of USD 500,000,000, executed at such price(s), at such time(s), in such manner and in such number of transaction(s) as Telefónica may in its absolute discretion determine (the “Telefónica Acquisition”), provided that the Telefónica Acquisition shall be completed within a nine-month period after the date hereof.

4.	ACQUISITION OF TREASURY SHARES IN TELEFÓNICA BY CHINA UNICOM
4.1
China Unicom shall acquire from Telefónica, and Telefónica shall sell to China Unicom, 21,827,499 Telefónica Treasury Shares, free and clear of all encumbrances and executed in one transaction (the “China Unicom Acquisition”).

4.2
Completion of the China Unicom Acquisition shall take place as soon as practicable after the date hereof, on the date agreed by the Parties but in any event no later than on 27 January 2011 (the “Date of Completion” or “T”). Before 16:00 (Madrid time) of the Date of Completion, China Unicom and Telefónica shall deliver a joint instruction to Banco Bilbao Vizcaya Argentaria, S.A., along with an executed copy of this Agreement, instructing Banco Bilbao Vizcaya Argentaria, S.A. as member of the Spanish Stock Exchanges to communicate the sale on behalf of Telefónica and the acquisition on behalf of China Unicom of the number of Telefónica Treasury Shares stipulated in Clause 4.1 above to the Spanish Stock Exchanges. On the Date of Completion, China Unicom shall irrevocably instruct Iberclear participant acting on its behalf to accept the settlement of the purchase and sale of the Telefónica Treasury Shares communicated to the Spanish Stock Exchanges by Banco Bilbao Vizcaya Argentaria, S.A., on behalf of Telefónica. Settlement of the purchase and sale of the Telefónica Treasury Shares shall occur in accordance with market practice three settlement business days (“T+3”) after it has been communicated to the Spanish Stock Exchanges and through Iberclear. Telefónica shall make available to Banco Bilbao Vizcaya Argentaria, S.A. the Telefónica Treasury Shares. China Unicom shall make available to the Iberclear participant acting on its behalf the funds in the amount of EUR 374,559,882.84, which corresponds to the number of Telefónica Treasury Shares to be sold by Telefónica to China Unicom, multiplied by the Telefónica Price Per Share (the “Aggregate Purchase Price”). In the event that any administrative approval is required in order to proceed with the closing of the China Unicom Acquisition, if such approval is not obtained, both Parties will agree in good faith alternative procedures and timing to effect completion of the China Unicom Acquisition.

5.	DELIVERABLES BY THE PARTIES

5.1	At the Date of Completion:
5.1.1	Telefónica shall deliver to China Unicom:
(a)
a written confirmation duly signed by the Secretary of the Telefónica Board certifying that all statements contained in Schedule 1 are true and accurate in all respects as at the date of this Agreement and as at the Date of Completion; and

(b)
a copy (certified as true copy by the secretary of the Telefónica Board) of the resolutions of the Telefónica Board approving the Telefónica Acquisition, the China Unicom Acquisition, the execution by Telefónica of this Agreement and performance of all of its obligations contemplated hereunder;

5.1.2	China Unicom shall deliver to Telefónica:
(a)
a written confirmation duly signed by a director of China Unicom certifying that all statements contained in Schedule 2 are true and accurate in all respects as at the date of this Agreement and as at the Date of Completion; and

(b)
a copy (certified as true copy by an officer of China Unicom) of the resolutions of the China Unicom Board approving the China Unicom Acquisition and execution by China Unicom of this Agreement and performance of all of its obligations contemplated hereunder, including acknowledgement of the Telefónica Acquisition.

6.	WARRANTIES
6.1
As at the date of this Agreement, Telefónica warrants to China Unicom that each warranty set out in Schedule 1 is true, accurate, complete and not misleading. Likewise, on the Date of Completion, Telefónica is deemed to warrant to China Unicom that each of the warranties set out in Schedule 1 is true, accurate, complete and not misleading by reference to the facts and circumstances as at the Date of Completion. For this purpose only, where there is an express or implied reference in any of these warranties to the “date of this Agreement”, that reference is to be construed as a reference to the Date of Completion.

6.2
As at the date of this Agreement, China Unicom warrants to Telefónica that each warranty set out in Schedule 2 is true, accurate, complete and not misleading. Likewise, on the Date of Completion, China Unicom is deemed to warrant to Telefónica that each of the warranties set out in Schedule 2 is true, accurate, complete and not misleading by reference to the facts and circumstances as at the Date of Completion. For this purpose only, where there is an express or implied reference in any of these warranties to the “date of this Agreement”, that reference is to be construed as a reference to the Date of Completion.

7.	COMMITMENT TO APPOINT CHINA UNICOM NOMINEE DIRECTOR TO THE TELEFÓNICA BOARD
7.1
To the extent not prohibited under the applicable laws and the by-laws of Telefónica, Telefónica irrevocably and unconditionally undertakes to propose at the next general shareholders’ meeting of Telefónica the appointment of an individual designated by China Unicom as a new director of the Telefónica Board (the “China Unicom Nominee Director”).

7.2
Telefónica’s obligation under Clause 7.1 above shall be subject to completion of the China Unicom Acquisition and to China Unicom maintaining on the date of appointment of the China Unicom Nominee Director the aggregate number of Telefónica Shares held (and acquired) by China Unicom as a result of the China Unicom Acquisition and the closing of the Subscription Agreement entered into by Telefónica and China Unicom on 6 September 2009 (the “Aggregate Participation”).

7.3
China Unicom shall ensure that the China Unicom Nominee Director possesses the necessary qualifications and experience to act as a director of Telefónica as required under applicable rules and regulations, including the rules of the relevant stock exchanges to which Telefónica is subject or submits, except for the requirement set forth in Telefónica’s by-laws that requires that new directors held, for more than three years prior to the appointment, a number of shares of Telefónica representing a nominal value of at least EUR3,000; such requirement shall be waived by the Telefónica Board in relation to the China Unicom Nominee Director prior to the next general shareholders’ meeting of Telefónica. Telefónica undertakes that a copy (certified as true copy by the secretary of the Telefónica Board) of the resolutions of the Telefónica Board approving such waiver shall be delivered to China Unicom as soon as practicable after such Telefónica Board meeting, and in any event, no later that the appointment of China Unicom Nominee Director to the Telefónica Board.

7.4
Telefónica further undertakes that upon the expiry of the term of office of the China Unicom Nominee Director and provided that China Unicom continues to maintain the Aggregate Participation in Telefónica, the Telefónica Board shall evaluate to propose the appointment of a China Unicom Nominee Director at any subsequent general shareholders’ meeting of Telefónica.

8.	ANNOUNCEMENTS
8.1
Subject to Clause 8.2, no announcement or communication concerning the transactions contemplated by this Agreement shall be made or issued by either Party without the prior written consent of the other Party.

8.2	Clause 8.1 does not apply to an announcement or communication:
8.2.1
previously consented to, which may be repeated by either Party provided that the prevailing facts and circumstances in respect of the announcement or communication previously consented to were not materially different; or

8.2.2
required by law, by a rule of a stock exchange or by a governmental authority or other authority with relevant powers to which a Party is subject or submits, whether or not the requirement has the force of law, provided that such announcement or communication shall only be made after consultation with the other Party and after taking into account the other Party’s reasonable requirements as to its timing, content and manner of making or despatch.

9.	GENERAL
9.1
The consummation of the Telefónica Acquisition and the China Unicom Acquisition contemplated herein does not affect the validity and enforceability of the Subscription Agreement entered into by Telefónica and China Unicom on 6 September 2009 and the Strategic Alliance Agreement, both of which shall remain in full force and effect.

9.2	A variation of this Agreement is only valid if it is in writing and signed by or on behalf of each Party.

9.3
The failure to exercise or delay in exercising a right or remedy provided by this Agreement or by law does not impair or constitute a waiver of the right or remedy or an impairment of or a waiver of other rights or remedies. No single or partial exercise of a right or remedy provided by this Agreement or by law prevents further exercise of the right or remedy or the exercise of another right or remedy.

9.4	Either Party’s rights and remedies contained in this Agreement are cumulative and not exclusive of any rights or remedies provided by law.
9.5
Except to the extent that they have been performed and except where this Agreement expressly provides otherwise, the warranties, representations, obligations and undertakings contained in this Agreement remain in force after completion of the China Unicom Acquisition and of the Telefónica Acquisition.

9.6	The invalidity, illegality or unenforceability of any provision of this Agreement does not affect the continuation in force of the remainder of this Agreement.
9.7	This Agreement shall be binding upon and enure to the benefit of each Party and its or any subsequent successors.
9.8
Each Party agrees to take all such actions or procure that all such actions be taken as are reasonable in order to implement the terms of this Agreement or any transaction, matter or thing contemplated by this Agreement.

9.9	Each Party shall pay its own costs relating to the negotiation, preparation, execution and performance by it of this Agreement and of each document referred to in it.
9.10
A Party shall, on reasonable request from the other Party, do and execute or cause to be done and executed all such further acts, deeds, things and documents as may be necessary to give effect to the terms of this Agreement.

9.11
Each Party may not, without the prior written consent of the other Party, assign, transfer, declare a trust for the benefit of or in any other way alienate any of its obligations or rights under this Agreement whether in whole or in part except that Telefónica or China Unicom, as the case may be, may designate any of its subsidiaries to be the registered holder of the China Unicom Ordinary Shares or the Telefónica Treasury Shares, as the case may be, to be acquired as contemplated hereunder provided always that such Party shall remain fully liable for all obligations, covenants and undertakings set out herein.

10.	NOTICES

10.1	A Notice under or in connection with this Agreement shall be:
10.1.1	in writing and in English; and
10.1.2
delivered personally, sent by fax with confirmation receipt followed by mail posted within 24 hours or sent by courier to the Party due to receive the Notice at the address referred to in Clause 10.2 or such other address as a Party may specify by notice in writing to the other Party received before the Notice was despatched.

10.2	For the purposes of this Clause 10.2, a Notice shall be sent to the addresses and for the attention of those persons set out below:
10.2.1	in the case of China Unicom:

Address:	21 Jin Rong Street, Xicheng District, Beijing 100140, PRC
Fax Number:	+8610 6625 9544
Attention:	Wang Xia
10.2.2	in the case of Telefónica:

Address:	Gran Via 28, 28013 Madrid, Spain
Fax Number:	+34 91 727 1405
Attention:	Ramiro Sánchez de Lerín García-Ovies
Group General Counsel
or to such other address or fax number as the relevant Party may have notified to the other by not less than five (5) days’ written notice to the other Party before the Notice was despatched.
10.3	Unless there is evidence that it was received earlier, a Notice is deemed given if:
10.3.1	delivered personally, when left at the address referred to in Clause 10.1; or

10.3.2	sent by courier, five (5) Business Days after posting it; or
10.3.3	sent by fax, when confirmation of its transmission has been recorded on the sender’s fax machine.
11.	GOVERNING LAW AND DISPUTE RESOLUTION
11.1	This Agreement is governed by and shall be construed in accordance with the laws of Hong Kong.
11.2
Any dispute, controversy or claim arising from, out of or in connection with this Agreement, including any question regarding its existence, validity, interpretation, breach or termination (a “Dispute”) shall be determined in accordance with this Clause 11.

11.3
Any Dispute shall be referred to and finally resolved by arbitration under the UNCITRAL Arbitration Rules (the “Rules”) which Rules are deemed to be incorporated by reference into this Clause and as may be amended by the rest of this Clause.

11.4
The seat of arbitration shall be Hong Kong and the appointing authority shall be the Hong Kong International Arbitration Centre (the “HKIAC”). The language to be used in the arbitration proceedings shall be English.

11.5
The arbitration tribunal shall consist of three arbitrators, one of whom shall be appointed by Telefónica, the other of whom shall be appointed by China Unicom and the third presiding arbitrator shall be appointed by China Unicom and Telefónica jointly, or failing agreement between the Parties within twenty (20) Business Days, by the HKIAC.

11.6	No person shall be nominated or appointed as an arbitrator under Clause 11.5 unless that person has substantial experience in the conduct of commercial disputes and is fluent in English.
11.7	The arbitration award shall be final and binding on the Parties from the day it is made and the Parties agree to be bound thereby and to act accordingly.
11.8
Judgment upon any award rendered by the arbitral tribunal may be entered in, and application for judicial confirmation, recognition or enforcement of the award may be made by or in, any court of competent jurisdiction, and each Party irrevocably submits to the jurisdiction of such court for the purposes of this Clause 11 and for the confirmation, recognition or enforcement of any award rendered by the arbitral tribunal, whether in accordance with the United Nations Convention on the Recognition and Enforcement of Foreign Arbitral Awards 1958 or otherwise.

12.	COUNTERPARTS
This Agreement may be executed in any number of counterparts, each of which when executed and delivered is an original and all of which together evidence the same agreement.

EXECUTED by the Parties on the date and year stated above

SIGNED by	)
for and on behalf of	) /s/ Chang Xiaobing
CHINA UNICOM (HONG KONG) LIMITED	)

SIGNED by	)
for and on behalf of	) /s/ Cesareo Alierta Izuel
TELEFÓNICA S.A.	)

SCHEDULE 1
TELEFÓNICA WARRANTIES
1.	CAPACITY AND AUTHORITY
1.1
Telefónica has full corporate power, authority and capacity, has taken all actions necessary, to enter into, execute, deliver, exercise its rights and perform its obligations under this Agreement and to carry out the transactions contemplated hereby.

1.2
No action or thing is required to be taken, fulfilled or done and no approvals, filings or notifications are required for Telefónica to enter into, execute, deliver, exercise its rights and perform its obligations under this Agreement, or in relation to the Telefónica Acquisition, the China Unicom Acquisition, or the carrying out of the other transactions contemplated by this Agreement, as the case may be, except for the public disclosure regarding the execution of this Agreement, the Telefónica Acquisition and/or the China Unicom Acquisition, as required under the securities regulations of Spain or any other relevant jurisdictions.

1.3
Telefónica’s obligations under this Agreement and each document to be executed at or before the Completion of the China Unicom Acquisition constitutes, or when the relevant document is executed will constitute, valid, legal and binding obligations of Telefónica enforceable in accordance with their respective terms.

2.	SHARES
2.1	Telefónica has full title to the Telefónica Treasury Shares and has existing authority to transfer the Telefónica Treasury Shares to China Unicom in accordance with the terms of this Agreement.
2.2
The Telefónica Treasury Shares will be transferred pursuant to this Agreement free and clear from all encumbrances and will rank pari passu in all respects with the existing Telefónica Ordinary Shares, together with all rights and entitlements accruing after the date of the China Unicom Acquisition and the right to receive all dividends or other distributions declared, paid or made or proposed to be made on such Telefónica Shares after the date of the China Unicom Acquisition.

2.3
The transfer of the Telefónica Treasury Shares to China Unicom in accordance with the terms of this Agreement will comply with all statutory requirements and all relevant laws of Spain, and with the rules and regulations of the Spanish Stock Exchange, including all applicable disclosure requirements in respect of share transfers.

2.4
The transfer of the Telefónica Treasury Shares pursuant to this Agreement will not cause any breach of any agreement to which Telefónica and/or any of its subsidiaries is a party or by which it is or any of them is bound and will not infringe or exceed any limits on, powers of, or restrictions on or the terms of any contract, obligation or commitment whatsoever of, Telefónica and/or any of its subsidiaries.

2.5	The transfer of the Telefónica Treasury Shares will not be subject to any pre-emptive or similar rights or restrictions on voting and transfers.

3.	EFFECT OF AGREEMENT AND SUBSCRIPTION
Neither this Agreement nor the transfer of the Telefónica Treasury Shares will:
3.1
constitute or give rise to a breach of or default under: (a) any law, rule, regulation, judgment, order, authorisation or decree of any government, governmental or regulatory body, arbitrator, administrative agency or court, domestic or foreign, having jurisdiction over Telefónica or its properties or assets; or (b) the constitutional documents of Telefónica; or

3.2	give rise to any rights of any third party in respect of any assets of Telefónica.

SCHEDULE 2
CHINA UNICOM WARRANTIES
1.	CAPACITY AND AUTHORITY
1.1
China Unicom has full corporate power, authority and capacity, and has taken all actions necessary, to enter into, execute, deliver, exercise its rights and perform its obligations under this Agreement and to carry out the transactions contemplated hereby.

1.2
No action or thing is required to be taken, fulfilled or done and no approvals, filings or notifications are required for China Unicom to enter into, execute, deliver, exercise its rights and perform its obligations under this Agreement, or in relation to the China Unicom Acquisition or the carrying out of the other transactions contemplated by this Agreement, as the case may be, except for the public disclosure regarding the execution of this Agreement and the acquisition of the Telefónica Treasury Shares as required under the Listing Rules.

1.3
China Unicom’s obligations under this Agreement and each document to be executed at or before the completion of the China Unicom Acquisition constitutes, or when the relevant document is executed will constitute, valid, legal and binding obligations of China Unicom enforceable in accordance with their respective terms.

2.	EFFECT OF AGREEMENT AND SUBSCRIPTION
This Agreement will not:
2.1
constitute or give rise to a breach of or default under: (a) any law, rule, regulation, judgment, order, authorisation or decree of any government, governmental or regulatory body, arbitrator, administrative agency or court, domestic or foreign, having jurisdiction over China Unicom or any of its properties or assets; or (b) the constitutional documents of China Unicom; or

2.2	give rise to any rights of any third party in respect of any assets of China Unicom.